EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 19, 2006 on the statement of condition and related securities portfolio of Van Kampen Unit Trusts, Series 606 (The Dow 30SM Index Portfolio, Series 23, Great International Firms Portfolio, Series 29, Morgan Stanley U.S. Multinational 50 IndexSM Portfolio, Series 21 and Morgan Stanley Technology IndexSM Portfolio, Series 36) as of September 19, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."



                                                              Grant Thornton LLP

New York, New York
September 19, 2006